Filed Pursuant to Rule 433

Registration Statement No. 333-277075

American International Group, Inc.

$1,250,000,000

$625,000,000  4.850% Notes Due 2030

$625,000,000  5.450% Notes Due 2035

Issuer:	American International Group, Inc.
Offering Format:	SEC Registered
Securities:	4.850% Notes Due 2030 (the “2030 Notes”) 5.450% Notes Due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”)
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 (positive) / BBB+ (positive) / BBB+ (stable)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	May 5, 2025
Settlement Date**:	May 7, 2025 (T + 2)
Maturity Date:	2030 Notes: May 7, 2030 2035 Notes: May 7, 2035
Principal Amount:	2030 Notes: $625,000,000 2035 Notes: $625,000,000
Price to Public:	2030 Notes: 99.851% of principal amount 2035 Notes: 99.954% of principal amount
Gross Underwriting Discount:	2030 Notes: 0.350% 2035 Notes: 0.450%
Net Proceeds to Issuer Before Expenses:	2030 Notes: $621,881,250 2035 Notes: $621,900,000
Spread to Treasury Benchmark:	2030 Notes: T + 95 basis points 2035 Notes: T + 112 basis points
Treasury Benchmark:	2030 Notes: 3.875% due April 30, 2030 2035 Notes: 4.625% due February 15, 2035

Treasury Benchmark Yield:	2030 Notes: 3.934% 2035 Notes: 4.336%
Coupon:	2030 Notes: 4.850% 2035 Notes: 5.450%
Yield to Maturity:	2030 Notes: 4.884% 2035 Notes: 5.456%
Interest Payment Dates:	Semi-annually on May 7 and November 7 of each year, commencing November 7, 2025
Day Count Convention:	30/360, unadjusted
Denominations:	$2,000, with increments of $1,000 thereafter
Early Redemption:	Make-whole redemption at any time prior to (i) April 7, 2030, with respect to the 2030 Notes, at a discount rate of Treasury + 15 basis points and (ii) February 7, 2035, with respect to the 2035 Notes, at a discount rate of Treasury + 20 basis points. Par redemption at any time on or after (i) April 7, 2030, with respect to the 2030 Notes and (ii) February 7, 2035, with respect to the 2035 Notes.
CUSIP/ISIN:	2030 Notes: 026874 DW4 / US026874DW49 2035 Notes: 026874 DX2 / US026874DX22
Joint Global Coordinators:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC
Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** The issuer expects that delivery of the Notes will be made to investors on or about May 7, 2025, which is the second business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle on the first business day following the date of any contract for sale, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the first business day before the settlement date will be required to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisers in connection with that election.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, BofA Securities, Inc. toll-free at 1-800-294-1322, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

No PRIIPs or UK PRIIPs KID – no PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

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